Nexien BioPharma Announces Acceptance of Patent Application No. 238946 by Israeli Patent Office

— Patent covers use of cannabinoids and terpenes for treatment of organophosphate and carbamate toxicity —

Denver, CO, March 5, 2019 – Nexien BioPharma, Inc. (“Nexien” or the “Company”) (OTCQB: NXEN), a next generation biopharmaceutical company focused on research, development and commercialization of novel FDA-compliant cannabinoid pharmaceuticals and related drug delivery systems, today announced that its patent application No. 238946 for “Use of Cannabinoids and Terpenes for Treatment of Organophosphate and Carbamate Toxicity” has been accepted by the Israeli Patent Office. This application relates to pharmaceutical formulation compositions and their method of use in which isolated cannabinoid receptor modulators are optionally combined with terpene blends in a pharmaceutically acceptable carrier to treat or prevent disorders caused by exposure to an organophosphate or carbamate acetylcholinesterase inhibitor.

The endocannabinoid system and other physiological systems can potentially mitigate the effects of organophosphate and carbamate toxicity when treated with medicaments affecting these systems in a time and dose-dependent format.

Nexien’s unique process for treating symptoms incorporates a composition comprising tetrahydrocannabinol and cannabidiol formulated for administration by an oral, nasal, buccal, sublingual, parenteral, or any combination thereof.

According to the Notification of Acceptance issued by the Israel Patent Office, examination of the application is completed and the application has been accepted. Pursuant to several administrative procedures, it is anticipated that a patent could transition from accepted to granted in the coming months.

Alex Wasyl, Nexien’s Chief Executive Officer, stated, “Clinical investigation of advanced cannabinoid drug formulations and delivery systems could allow for significant advantages when compared with existing standard of care options for organophosphate and carbamate nerve agent exposure and resultant neurological and systemic toxicity. As bio-warfare becomes an increasing concern around the world, cannabinoid drug formulations could be a viable stand-alone or adjunct treatment option to provide patients with fewer side effects and thus an accelerated return to full functionality, whether soldiers or civilians.”

About Organophosphate and Carbamate Toxicity

Organophosphate and carbamate compounds are typically used as insecticides, pesticides, petroleum additives and petrochemicals. Organophosphate and carbamate have also been developed for use as chemical warfare nerve agents, such as Sarin. While some of these compounds are banned in developed countries, they are mostly inexpensive and accessible, especially in poorer countries. It is estimated that at least 750,000 cases of organophosphate poisoning occur every year with an estimated 300,000 fatalities a year world-wide.

About Nexien BioPharma, Inc.

Nexien BioPharma is a US-based pharmaceutical company engaged in the formulation, development and commercialization of cannabinoid-based pharmaceuticals in accordance with U.S. Food and Drug Administration (“FDA”) pre-clinical and clinical pathways, to address a broad range of medical conditions and disorders. Nexien BioPharma website: www.nexienbiopharma.com.

Forward Looking Statements

Nexien Disclosure Notice: This press release may contain “forward-looking statements, which are deemed to be any statements made by or on behalf of Nexien BioPharma that are not statements of historical facts. These statements reflect current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this release, including the factors set forth in “Risk Factors” in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC) and subsequent filings with the SEC. Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. Nexien BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Contacts

Nexien BioPharma, Inc.

info@nexienbiopharma.com

The Equity Group

Kalle Ahl, CFA

(212) 836-9614

kahl@equityny.com

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com